UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

GALENFEHA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-188800	46-2283393
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)
	2705 Brown Trail, Suite 100	76021
	Bedford, Texas 76021	(Zip Code)
(Address of principal executive offices)

(800) 280-2404
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e -4(c))

Item 7.01 Regulation Fair Disclosure

In order to utilize existing avenues to market products currently in production, Galenfeha, Inc., has entered into a cooperative marketing agreement with Fleaux Services of Louisiana, LLC, located in Shreveport, LA. In order to bring its new technology to the end-user in the oil and gas industry, Galenfeha would be forced to apply-for and endure the Master Service Agreement (MSA) contractual agreement for each and every customer which it wished to market its products. Obtaining the right to qualify for the ability to even apply for the MSA is a process which could take significant time and effort. Following, once the MSA application is submitted, there often may be contractual and/or legal impediments which will delay the execution of the MSA during any negotiation period. Such delay is not prudent in the opinion of the Board of Directors of Galenfeha, Inc. The Board believes it is in the best interest of the company and its shareholders to implement its products to market in the most expedient manner available. This cooperative endeavor with Fleaux Services allows Galenfeha to utilize the MSA agreements which Fleaux currently has in place as well as a team of marketing and consulting professionals necessary to move its products from the warehouse to the customer. Galenfeha has established certain sales and marketing criteria which Fleaux Services has agreed to operate within, including cost and margin controls in order to protect shareholder interests. Trey Moore, Director of Galenfeha, also services as Chief Executive Officer of Fleaux Services of Louisiana, LLC.

Item 8.01 Other Events

On June 26th, 2014, the Board of Directors approved the Company’s Insider Trading Policy. This Policy is filed hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	Insider Trading Policy dated June 26th, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26th, 2014

GALENFEHA, INC.

/s/ James Ketner
James Ketner
President/CEO/Director

/s/ LaNell Armour
LaNell Armour
Director, Secretary and Treasurer